Exhibit 99.1

Surgalign Holdings, Inc. (formerly RTI Surgical Holdings, Inc.) Announces Closing of Sale of OEM Business, Name and Ticker Change, and Leadership Transitions

•	After-tax proceeds from the OEM sale will be utilized to repay all outstanding indebtedness and redeem outstanding Series A Convertible Preferred Stock

•	Company has been renamed Surgalign Holdings, Inc and will trade under the ticker “SRGA” effective July 23, 2020

Deerfield, Ill., July 20, 2020 – Surgalign Holdings, Inc. (formerly RTI Surgical Holdings, Inc.) (Nasdaq: RTIX), a global surgical implant company, today announced the closing of the sale of the OEM business, effective July 20, 2020, for a total consideration of $440 million, paid in cash.

The Company has fully repaid all of its outstanding indebtedness, including the $80 million revolving line of credit with JP Morgan Chase Bank and both the $100 million term loan and $30 million incremental term loan commitment with Ares Capital Corporation. The Company will also redeem all of the outstanding shares of Series A Convertible Preferred Stock for total cash consideration of approximately $67 million. After giving effect to the repayment of debt and transaction expenses, the Company has approximately $190 million in cash and cash equivalents, which will be reduced by approximately $137 million after the Company redeems the Series A Convertible Preferred and pays tax on the gain from the OEM sale, both of which are expected to occur by September 30, 2020.

Effective immediately, the Company’s name has changed to Surgalign Holdings, Inc., and the Company’s ticker symbol on the NASDAQ will change to “SRGA.” Trading under the new ticker symbol is expected to begin on Thursday, July 23, 2020.

As previously announced, the Board of Directors appointed Terry M. Rich as the Company’s new President and CEO, effective immediately. Mr. Rich previously served as RTI’s President of Global Spine. Mr. Rich’s appointment follows Camille Farhat retiring from his role as President and CEO after completion of the sale of the Company’s OEM business. Mr. Farhat will remain employed by the Company for a brief period of time to assist with the transition of responsibilities. Mr. Rich also replaced Mr. Farhat on the Company’s Board of Directors.

“I am excited to lead Surgalign as we complete our transition to a global pure-play spine company,” said Terry Rich, President and CEO, Surgalign. “We believe we have a tremendous foundation that I have been a part of building over the last eight months, and with the recent addition of highly experienced leaders, as well as the financial flexibility provided by the sale of the OEM business, we will pursue our long term goal of driving double digit topline growth through our strategy of build, innovate, and acquire.”

As previously announced, the Board of Directors appointed Jonathon M. Singer as the Company’s new Chief Operating Officer, effective immediately. Mr. Singer will continue to serve as the Company’s Chief Financial Officer.

Also as previously announced, the Board of Directors appointed Stuart F. Simpson as the Company’s new Chairman of the Board and Curt Selquist as the Company’s Lead Independent Director of the Board, effective immediately.

About Surgalign Holdings, Inc.

Surgalign Holdings, Inc. is a global medical technology company advancing the science of spine care, focused on delivering innovative solutions that drive superior clinical and economic outcomes. The company is building off a legacy of high quality and differentiated products, and continues to invest in clinically validated innovation to deliver better surgical outcomes and improve patient’s lives. Surgalign markets products throughout the United States and in more than 50 countries worldwide through an expanding network of top independent distributors. Surgalign, a member of AdvaMed, is headquartered in Deerfield, Illinois, with commercial, innovation and design centers in San Diego, California, and Wurmlingen, Germany. Learn more at www.surgalign.com and connect on LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements are not guarantees of future performance and are based on certain assumptions including general economic conditions, as well as those within the Company’s industry, and numerous other factors and risks identified in the Company’s Form 10-K for the fiscal year ended December 31, 2019 and other filings with the SEC. Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Important factors that could cause actual results to differ materially from the anticipated results reflected in these forward-looking statements include risks and uncertainties relating to the following: (i) the risk of existing or potential litigation or regulatory action arising from the previously announced internal investigation and its findings or from the failure to timely file the Form 10-K; (ii) the identification of control deficiencies, including material weaknesses in internal control over financial reporting and the impact of the same; (iii) potential reputational damage that the Company has or may suffer as a result of the ultimate findings of the investigation; (iv) general worldwide economic conditions and related uncertainties;

(v) the anticipated impact of the COVID-19 novel coronavirus pandemic and the Company’s attempts at mitigation; (vi) the failure by the Company to identify, develop and successfully implement immediate action plans and longer-term strategic initiatives; (vii) our ability to continue production; (viii) the reliability of our supply chain; (ix) our ability to meet obligations under our debt or material agreements; (x) the duration of decreased demand for our products; (xi) our ability to continue to recall furloughed employees; (xii) whether or when the demand for procedures will increase; (xiii) the Company’s access to adequate operating cash flow, trade credit, borrowed funds and capital to fund its operations and pay its obligations as they become due, including the impact of adverse trends or disruption in the global credit and equity markets; (xiv) our financial position and results, total revenue, product revenue, gross margin, and operations; (xv) the risk that shareholder litigation may result in significant costs of defense, indemnification and liability; (xvi) the effect and timing of changes in laws or in governmental regulations; (xvii) any effects resulting from the redemption of our Series A Convertible Preferred Stock; and (xviii) other risks described in our public filings with the SEC. In particular, any statement that the Company will pursue its long term goal of driving double digit topline growth through its strategy of build, innovate, and acquire is a forward-looking statement. These factors should be considered carefully and undue reliance should not be placed on the forward-looking statements. Each forward-looking statement in this communication speaks only as of the date of the particular statement. Copies of the Company’s SEC filings may be obtained by contacting the Company or the SEC or by visiting the Company’s website at www.surgalign.com or the SEC’s website at www.sec.gov. We undertake no obligation to update these forward-looking statements except as may be required by law.

Jonathon Singer

Investor and Media Contact

jsinger@rtix.com

+1 877-343-6832